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EXHIBIT 21

Subsidiaries


                                  SUBSIDIARIES

   (1)     U.S. Subsidiaries Wholly Owned by LaserCard Corporation:

           Name of Subsidiary                          State of Incorporation
           ------------------                          ----------------------

           LaserCard Corporation                              California
           Microfab Systems Corporation                       California
           Precision Photoglass, Inc.                         California

   (2)     Foreign Subsidiaries Wholly Owned by LaserCard Corporation:

           Name of Subsidiary                                  Country
           ------------------                                  -------

           Challenge Card Design Plastikkarten GmbH            Germany
           cards & more GmbH                                   Germany




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